Exhibit 99.a(iv)

ACCEPTANCE OF TRUSTEE APPOINTMENT

H&Q LIFE SCIENCES INVESTORS

To:          THE TRUSTEES OF H&Q LIFE SCIENCES INVESTORS

Pursuant to the terms of the Amended and Restated Declaration of Trust of H&Q Life Sciences Investors dated and filed with the Secretary of State of the Commonwealth of Massachusetts on February 20, 1992, as amended, I hereby accept my appointment as a Trustee of H&Q Life Sciences Investors, and agree to be bound by the terms of such Declaration.

March 30, 2000	/s/ Oleg M. Pohotsky
Oleg M. Pohotsky